Consent of Independent Auditors


     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-44141) of Arden Realty, Inc. and in the related Prospectus of our report dated October 7, 1997 with respect to the statement of revenue and certain expenses of City Centre for the year ended December 31, 1996, and the incorporation by reference therein of our report dated December 19, 1997 with respect to the statement of revenue and certain expenses of Glendale Corporate Center and Wilshire Pacific Plaza for the year ended December 31, 1996, and the incorporation by reference therein of our report dated December 5, 1997 with respect to the statement of revenue and certain expenses of World Savings Center for the year ended December 31, 1996 all of which were included in the Form 8-K/A of Arden Realty, Inc., dated January 23, 1998.


                                   /s/ Ernst & Young LLP
                                   Los Angeles, California
                                   January 21, 1998